Exhibit 99.3

[Goldman Sachs Logo Letterhead]

CONSENT OF GOLDMAN SACHS & CO.

[Goldman Sachs Logo]

January 14, 2003

Special Committee of the Board of Directors
Friedman, Billings, Ramsey Group, Inc.
1001 North Nineteenth Street
Arlington, VA 22209

Board of Directors
Friedman, Billings, Ramsey Group, Inc.
1001 North Nineteenth Street
Arlington, VA 22209

Re:	Amendment No. 1 to Registration Statement on Form S-4 of Forest Merger Corporation (File No. 333-101703)

Ladies and Gentlemen:

Reference is made to our opinion letter, dated November 14, 2002, with respect to the fairness from a financial point of view to the holders of the outstanding shares of Class A Common Stock, par value $0.01 per share (the “Company Class A Shares”), of Friedman, Billings, Ramsey Group, Inc. (the “Company”) of the exchange ratio of one share of Class A Common Stock, par value $0.01 per share, of Forest Merger Corporation to be received for each Company Class A Share pursuant to the Agreement and Plan of Merger, dated as of November 14, 2002, among FBR Asset Investment Corporation, the Company and Forest Merger Corporation.

The foregoing opinion letter is provided for the information and assistance of the Special Committee of the Board of Directors and the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that Forest Merger Corporation has determined to include our opinion in the above-referenced Registration Statement.

Special Committee of the Board of Directors
Friedman, Billings, Ramsey Group, Inc.
January 14, 2003
Page Two

In that regard, we hereby consent to the reference to our opinion under the captions “SUMMARY — The Merger; Fairness Opinions of Financial Advisors,” “THE MERGER — Background to the Merger,” “THE MERGER — FBR Group Reasons for the Merger; FBR Group Special Committee,” “THE MERGER — FBR Group Reasons for the Merger; FBR Group Board of Directors” and “THE MERGER — Opinion of Goldman Sachs” and to the inclusion of the foregoing opinion in the Joint Proxy Statement/Prospectus included in the above-mentioned Registration Statement, as amended. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned version of the Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement (including any subsequent amendments to the above-mentioned Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Goldman, Sachs & Co.

(GOLDMAN, SACHS & CO.)